EXHIBIT 99-1

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO.  16

INSURED		BOND NUMBER

Pioneer Investment Management USA, Inc.		87002109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

March 22, 2010	July 31, 2009 to July 31, 2010	/S/ Matthew Link

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

Pioneer Multi-Asset Real Return Fund
Pioneer Cayman Commodity Fund Ltd.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 17

INSURED		BOND NUMBER

Pioneer Investment Management USA, Inc.		87002109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

March 22, 2010	July 31, 2009 to July 31, 2010	/S/ Matthew Link

In consideration of the premium charged for this Bond, it is hereby understood and agreed that no action involving any Foreign Entity as a party, or otherwise relating to any Foreign Entity may be brought against the Underwriter anywhere other than in a court within the State of Vermont in the United States of America.  In the case of any such action, this Bond shall be governed by and construed and enforced only in accordance with (1) the internal laws of the State of Vermont (without reference to choice of law doctrine applicable in such state); and (2) the English text as it appears in this Bond.

It is further understood and agreed that as used in Insuring Agreement E., Forgery or Alteration, Sections 1.I(5), 2.E, and 2.O of, and Rider 2 to this Bond only, the term "Fund" or "Investment Company," shall be deemed to include the Foreign Funds.

It is further understood and agreed that as used in Insuring Agreement B., Audit Expense, Insuring Agreement F., Securities and Section 2.E of this Bond only, the term "Self Regulatory Organization" shall be deemed to include any association or organization of investment advisers or securities dealers registered or authorized under the securities laws of any government or any securities exchange registered with any government.

It is further understood and agreed that notwithstanding, Section 17 or any other provision of this Bond, this Bond shall terminate immediately as to any Foreign Entity without prior notice to such Foreign Entity:

(1)           if there is a change in control (as defined in Section 17 of this Bond) of such Foreign Entity by transfer of its outstanding voting securities or otherwise, or

(2)           if such Foreign Entity shall merge or consolidate with an entity such that the Foreign Entity is the surviving entity, or purchase or otherwise acquire any other entity or substantially all the assets of another entity, or acquire or create a subsidiary or separate investment portfolio, unless, prior to such change in control, or merger or consolidation, or purchase, or acquisition or creation, respectively ("Event"), the Foreign Entity notifies the Underwriter in writing of the impending Event and the Underwriter, in its sole discretion, determines to continue the Bond upon such terms and conditions as the Underwriter may deem appropriate.

As used herein, "Foreign Entity" shall mean:

all Foreign Funds

As used herein, “Foreign Funds” shall mean:

Pioneer Cayman Commodity Fund Ltd.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.